UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Definitive Proxy Statement

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Bionano Genomics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BIONANO GENOMICS, INC.

9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

AMENDMENT NO. 1 TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 30, 2020

This Amendment No. 1 to Schedule 14A (this “Amendment”) amends and supplements the definitive proxy statement of Bionano Genomics, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 19, 2020 (the “Proxy Statement”), in connection with the 2020 Annual Meeting of Stockholders of the Company to be held on June 30, 2020, at 10:00 a.m. Pacific Time, virtually at www.virtualshareholdermeeting.com/BNGO2020 (the “Annual Meeting”).

This Amendment is being filed to amend and supplement Proposal 1 in the Proxy Statement (“Proposal 1”). Pursuant to Proposal 1, the Company is submitting to its stockholders for approval a series of alternate amendments (each, a “Reverse Split Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, to effect, at the discretion of the Company’s Board of Directors: (i) a reverse split of the Company’s common stock, whereby each outstanding 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20 shares of the Company’s common stock would be combined and converted into one share of the Company’s common stock (each, a “Reverse Stock Split”); and (ii) for Reverse Stock Splits in the range of 1-for-10 to 1-for-20, a reduction in the number of authorized shares of common stock from 200,000,000 to 40,000,000, 36,363,636, 33,333,334, 30,769,230, 28,571,428, 26,666,667, 25,000,000, 23,529,412, 22,222,222, 21,052,632 and 20,000,000 shares, respectively.

The Proxy Statement originally stated that the effectiveness of any one of the Reverse Split Amendments and the abandonment of the other Reverse Split Amendments, or the abandonment of all of these Reverse Split Amendments, will be determined by the Board following the Annual Meeting and prior to July 31, 2020 (the “Outside Date”).

As previously disclosed in the Proxy Statement, on April 22, 2020, the Company received a letter (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that (i) for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market (the “Minimum Bid Price Requirement”) and (ii) the Company has until December 28, 2020 to regain compliance with the Minimum Bid Price Requirement (the “Compliance Period”). To regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, the Company may be afforded until June 25, 2021 to regain compliance with the Minimum Bid Price Requirement (the “Additional Compliance Period”) if on the last day of the Compliance Period the Company is in compliance with all other standards for listing of its common stock on The Nasdaq Capital Market (other than the Minimum Bid Price Requirement), unless the Company does not indicate its intent to cure the deficiency, or if it appears to Nasdaq that it is not possible for the Company to cure the deficiency.

As a result of discussions with the Company’s stockholders and advisors subsequent to the filing and mailing of the Proxy Statement, the Company is extending the Outside Date from July 31, 2020 to June 25, 2021 (the “Extension”). Accordingly, each reference to “July 31, 2020” in the section of the Proxy Statement titled “PROPOSAL 1: APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL” is hereby amended and replaced with “June 25, 2021.”  The Company believes the Extension is in the best interests of the Company and its stockholders because it aligns with the Additional Compliance Period.

We have engaged Morrow Sodali LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. If you have any questions regarding the Proxy Statement or this Amendment, you may contact Morrow Sodali LLC at (203) 561 – 6945.

If you previously submitted a proxy and wish to change your vote, you may do so by submitting a new proxy or by voting online at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder. Please refer to the Proxy Statement for additional information. If you have already voted and do not wish to change your vote in light of this Amendment, you do not need to vote again. The Company urges stockholders to vote their shares prior to the 2020 Annual Meeting by using one of the methods described in the Proxy Statement.

THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY REVISED BY THE INFORMATION CONTAINED HEREIN, THIS AMENDMENT DOES NOT REVISE OR UPDATE ANY OF THE OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.